Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 31, 2024 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2024 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

October 25, 2024